Exhibit 99.1

RAMACO RESOURCES REPORTS

FIRST QUARTER 2023 RESULTS

LEXINGTON, KY., May 3, 2023 -- Ramaco Resources, Inc. (NASDAQ: METC, “Ramaco” or the “Company”), a leading operator and developer of high-quality, low-cost metallurgical coal, today reported financial results for the three months ended March 31, 2023.

FIRST QUARTER 2023 HIGHLIGHTS

•	The Company had net income of $25.3 million (diluted EPS of $0.57) compared to $14.4 million (diluted EPS of $0.32) in the fourth quarter of 2022. Adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”), a non-GAAP measure, was $48.3 million for the three months ended March 31, 2023. This compared to $31.9 million of Adjusted EBITDA for the three months ended December 31, 2022. First quarter Adjusted EBITDA and net income were negatively affected by $3 million and $2 million respectively from the Berwind mine idle costs. (See “Reconciliation of Non-GAAP Measure” below.)

•	The Company stated that 2.7 million tons or 81% of 2023 forecast production is now contracted. Of this amount, 1.9 million tons is fixed price business at an average of $197 per ton, with the balance priced against a floating index.

MARKET COMMENTARY / 2023 OUTLOOK

•	In both a separate press release, and letter to shareholders, the Company reported independent findings from Weir International, Inc. (“Weir”) that its fee owned Brook Mine in Sheridan, Wyoming possesses a significant unconventional deposit of Rare Earth Elements (“REEs”) with cores exhibiting high relative concentrations of heavy REEs (“HREE”) as well as lighter REEs. These HREEs with permanent magnetic properties include Terbium (“Tb”) and Dysprosium (“Dy”). The lighter REEs with magnetic properties include Neodymium (“Nd”) and Praseodymium (“Pr”). We of course recognize that any new mine project, especially one involving emerging technology, is fraught with uncertainty. There is much technical and related work to do before we can determine the commercial feasibility of REE extraction at the Brook Mine.

•	The first section at the Berwind No. 1 mine has ramped production in-line with expectations since the Company began mining in March following the July 2022 ignition event. The Board of Directors recently approved advancing production in the second section of the Berwind mine to mid-2023 from 2024. Capital expenditures for this section should total approximately $3 million and it should add ~300,000 tons of incremental annualized production by late 2023.

•	Initial surface production recently began at the new Maben low volatile coal mine. The Company also anticipates the imminent startup of its Elk Creek preparation plant expansion project. This is expected to increase processing capacity at Elk Creek from 2 million to 3 million tons per year.

•	2023 production guidance is increased from 3.0 – 3.5 million tons to 3.1 – 3.6 million tons, following strong first quarter results. 2023 sales guidance is increased from 3.2 – 3.7 million tons to 3.3 – 3.8 million tons, representing a 45% increase versus 2022 sales.

•	Second quarter of 2023 sales are expected to increase modestly versus first quarter of 2023 levels of 757,000 tons. By the second half of 2023, the Company expects to ramp production and sales to a run-rate of roughly 1 million tons per quarter.

•	U.S. metallurgical coal spot pricing is currently down almost 25% from first quarter of 2023 averages on the back of renewed global economic concerns. If indices remain at current levels for the duration of the second quarter, we anticipate our second quarter average realized pricing for company produced coal, excluding transportation charges, to fall roughly 9 – 11% from first quarter levels of $185/ton.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Earlier this year I said that our goal in 2023 is simply to execute. After a number of operational setbacks in 2022, as well as ongoing transportation challenges, I am pleased to say that this quarter we executed better than we had expected.

In the first quarter, we achieved both record production of 834,000 tons and record sales of 757,000 tons. In addition, despite continued inflationary pressures, our non-GAAP cash cost of sales, which excludes transportation and idle mine costs, fell from $114 per ton in the fourth quarter of 2022 to $105 per ton in the first quarter of 2023. Elk Creek cash costs declined over 10% sequentially to $90 per ton in the first quarter. We also look forward to the second half production ramp at Berwind helping our overall cash mine costs to decline over the balance of the year.

Our sales team continues to aggressively increase our global footprint. After our inaugural sale to India earlier in the year, I am pleased to report that we have recently added sales to two new countries: Japan and Indonesia. Overall, the Company now has 2.7 million tons contracted, or 81% of forecasted 2023 production. Of this contracted production, 1.9 million tons have been sold at an average fixed price of $197 per ton, with the balance being export sales priced against a floating index.

While overall pricing has fallen on the back of global economic concerns, Ramaco is continuing to focus on what we can control. In terms of our continued commitment to responsibly growing production, I am pleased to note that the first section at the Berwind No. 1 mine restarted early and has been ramping production in-line with expectations. The Board recently approved pulling forward the second section of the Berwind mine to mid-2023 from 2024, which should both add ~300,000 tons of additional production on an annualized basis by late 2023 and continue to reduce overall mine costs. We also add two more milestones this quarter: the first production from our new mine at Maben and a 50% increase of Elk Creek’s preparation plant capacity from 2 to 3 million tons on an annualized basis.

Importantly, I would urge you to all read both our separate press release, as well as my letter to shareholders regarding the potentially transformative work we have been doing at our Brook Mine in Sheridan, Wyoming, to assess what may be among the most promising Rare Earth Element (“REE”) deposits on a worldwide basis. An independent assessment of the deposit has been conducted in conjunction with our reserve engineers at Weir International and the National Energy Technology Laboratory (“NETL”). Our initial conclusion is that the mine may contain one of the largest unconventional deposits of REEs discovered in the United States. Core analysis performed to date shows high relative concentrations of heavy REEs such as Terbium and Dysprosium, as well as lighter REEs with magnetic properties such as Neodymium and Praseodymium.

We of course recognize that any new mine project, especially one involving emerging technology, is fraught with uncertainty. However, given the magnitude of what we have discovered to date, we intend to pursue a thoughtful investigation of this unique opportunity. If that diligence continues on its present course perhaps Ramaco can transform its footprint into becoming both a low cost supplier of strategic REE critical materials from Wyoming as well as continuing as a producer of metallurgical coal in Central Appalachia. We intend to supply regular updates as this REE project unfolds.

Finally, as we said before, our goal for 2023 remains to execute on our objectives which are:

•	To both increase our met coal production and processing capacity and reduce costs.

•	To continue to assess our potential REE deposit, with minimal initial capital outlay.

•	To pay down the majority of our remaining debt in order to maintain our strong balance sheet.

•	To pursue our dual longer-term objectives of combining an increase in profitable production with a steady growth in return of capital to our shareholders.”

Key operational and financial metrics are presented below:

Key Metrics	1Q23	4Q22	Change	1Q22	Change
Total Tons Sold ('000)	757	675	12%	583	30%
Revenue ($mm)	$166.4	$135.2	23%	$154.9	7%
Cost of Sales ($mm)	$110.5	$95.4	16%	$81.3	36%
Non-GAAP Pricing of Company Produced Tons ($/Ton)	$185	$182	2%	$234	(21)%
Non-GAAP Cash Cost of Sales - Company Produced ($/Ton)*	$105	$114	(8)%	$106	(1)%
Non-GAAP Cash Margins on Company Produced ($/Ton)	$80	$68	18%	$128	(38)%
Net Income ($mm)	$25.3	$14.4	76%	$41.5	(39)%
Diluted Earnings per Share	$0.57	$0.32	75%	$0.92	(39)%
Adjusted EBITDA ($mm)	$48.3	$31.9	51%	$64.1	(25)%
Capex ($mm)	$23.5	$31.6	(26)%	$19.7	19%
Adjusted EBITDA less Capex ($ mm)	$24.7	$0.3	7985%	$44.3	(44)%

* Adjusted to include the royalty savings from the Ramaco Coal transaction for 1Q22. Excludes Berwind idle costs in 1Q23 and 4Q22.

FIRST QUARTER 2023 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the first quarter of 2023, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 834,000 tons, up 25% from the same period of 2022. The Elk Creek complex produced 611,000 tons. Production from the Berwind and Knox Creek Mining complexes increased from 163,000 tons in the first quarter of 2022 to 223,000 tons this quarter. Overall total sales were a quarterly record of 757,000 tons, up from 583,000 tons in the first quarter of 2022. We saw a meaningful improvement in transportation service in the first quarter, and we applaud the efforts of our railroad partners.

Cash margins on Company produced coal were $80 per ton during the quarter, down 38% from the same period of 2022, based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales. Quarterly pricing was $185 per ton of Company produced coal sold, which was 21% lower compared to the first quarter of 2022.

Company produced cash mine costs excluding transportation and idle mine costs were $105 per ton, which was 1% lower than for the same period of 2022. Cash mine costs at Elk Creek were $90 per ton during the quarter. This compared to cash mine costs at Elk Creek of $98 per ton during the same period of 2022. Elk Creek costs are expected to stay near current levels, while overall cash costs are anticipated to move lower, especially in the second half of 2023 as the Berwind Complex ramps production.

Sequential Fourth Quarter Comparison

Overall production of 834,000 tons in the first quarter of 2023 was up 139,000 tons compared with the fourth quarter of 2022, as new mines ramped up production. Total sales volume of 757,000 tons was up 12% from the fourth quarter of 2022 level of 675,000 tons.

Cash margins on Company produced coal were $80 per ton compared to $68 per ton in the fourth quarter of 2022, based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales. The increase in margin was mainly due to lower cash costs, with first quarter cash costs of $105 per ton on company produced coal compared to $114 per ton in the fourth quarter of 2022.

BALANCE SHEET AND LIQUIDITY

As of March 31, 2023, the Company had liquidity of $65.4 million, consisting of $36.6 million of cash plus $28.8 million of availability under our revolving credit facility. This compared to liquidity of $49.1 million as of December 31, 2022.

Compared to December 31, 2022, accounts receivable increased by $29.9 million, and inventories increased by $6.0 million. We expect a meaningful decline in inventory in the second half of 2023, on the back of both improved rail service and the 50% increase in processing capacity at the Elk Creek preparation plant.

First quarter capital expenditures totaled $23.5 million. This was a decrease of 26% versus $31.6 million for the fourth quarter of 2022. The decrease was attributable to the completion of the renovation at the Berwind complex preparation plant in the fourth quarter of 2022.

The Company’s effective quarterly tax rate was 18%, excluding discrete items. For the first quarter of 2023, we recognized income tax expense of $5.5 million, as compared with $3.1 million in the fourth quarter of 2022. While the Company anticipates an overall tax rate of 20-25% in 2023, the cash tax rate in 2023 is anticipated to be just 5-10%.

In February 2023, KeyBank, N.A. ("KeyBank") led a syndicate of five banks that increased the Company's overall revolving credit facility to $175 million. Under its terms, this consists of an aggregate revolving commitment of $125 million together with an accordion feature providing an additional $50 million which would be available upon the Company’s request and subject to the terms and conditions of the facility.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended
	March 31,	December 31,	March 31,
In thousands, except per ton amounts	2023	2022	2022
Sales Volume (tons)
Company	727	643	573
Purchased	29	32	10
Total	757	675	583

Company Production (tons)
Elk Creek Mining Complex	611	537	503
Berwind Mining Complex (includes Knox Creek)	223	158	163
Total	834	695	666

Company Produced Financial Metrics (a)
Average revenue per ton	$185	$182	$234
Average cash costs of coal sold*	105	114	106
Average cash margin per ton	$80	$68	$128

Elk Creek Financial Metrics (a)
Average revenue per ton	$194	$193	$236
Average cash costs of coal sold*	90	101	98
Average cash margin per ton	$104	$92	$138

Purchased Coal Financial Metrics (a)
Average revenue per ton	$245	$152	$354
Average cash costs of coal sold	209	119	300
Average cash margin per ton	$36	$33	$54

Capital Expenditures	$23,546	$31,628	$19,742

(a)	Excludes transportation. Cash costs of coal sold are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

* Adjusted to include the royalty savings from the Ramaco Coal transaction for 1Q22. Excludes Berwind idle costs in 4Q22 and 1Q23.

FINANCIAL GUIDANCE

	Full-Year	Full-Year
(In thousands, except per ton amounts and percentages)	2023 Guidance	2022
Company Production (tons)
Elk Creek Mining Complex	2,200 - 2,400	2,033
Berwind & Knox Creek Mining Complex	900 - 1,200	651
Total	3,100 - 3,600	2,684

Sales (tons) (a)	3,300 - 3,800	2,450

Cash Costs Per Ton - Company Produced (b)	$97 - 103	$105

Other
Capital Expenditures (c)	$65,000 - 80,000	$123,012
Selling, general and administrative expense (d)	$34,000 - 37,000	$31,810
Depreciation, depletion and amortization expense	$48,000 - 52,000	$41,194
Interest expense, net	$9,000 - 10,000	$6,829
Effective tax rate (e)	20 - 25%	22%
Cash tax rate	5 - 10%	11%
Berwind Idle Costs	$3,000	$9,474

(a)	2023 guidance includes a small amount of purchased coal.

(b)	Adjusted to include the royalty savings from the Ramaco Coal transaction for 2022. Excludes Berwind idle costs.

(c)	Excludes Ramaco Coal and Maben purchase price.

(d)	Excludes stock-based compensation.

(e)	Normalized, to exclude discrete items.

Committed 2023 Sales Volume(a)

(In millions, except per ton amounts)	Volume	Average Price
North America, fixed priced	1.2	$196
Seaborne, fixed priced	0.7	$200
Total, fixed priced	1.9	$197
Indexed priced	0.8
Total committed tons	2.7

(a)	Amounts as of March 31, 2023 and includes a small amount of purchased coal. Totals may not add due to rounding.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and one mine not yet in production near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

FIRST QUARTER 2023 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Thursday, May 4, 2023. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

To participate in the live teleconference on May 4, 2023:

Domestic Live: (800) 274-8461

International Live: (203) 518-9814

Conference ID: METCQ123

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, the ability to successfully ramp up production at the Berwind and Know Creek complexes, the timing of the Elk Creek preparation plant to come online, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, and the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share amounts	2023	2022
Revenue	$166,360	$154,882

Costs and expenses
Cost of sales (exclusive of items shown separately below)	110,549	81,253
Asset retirement obligations accretion	350	235
Depreciation, depletion and amortization	11,852	8,680
Selling, general and administrative	11,742	11,824
Total costs and expenses	134,493	101,992

Operating income	31,867	52,890

Other income, net	1,247	366
Interest expense, net	(2,309)	(1,130)
Income before tax	30,805	52,126
Income tax expense	5,548	10,655
Net income	$25,257	$41,471

Earnings per common share
Basic earnings per share	$0.57	$0.94
Diluted earnings per share	$0.57	$0.92

Basic weighted average shares outstanding	44,281	44,181
Diluted weighted average shares outstanding	44,692	44,908

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$36,616	$35,613
Accounts receivable	71,099	41,174
Inventories	50,971	44,973
Prepaid expenses and other	19,005	25,729
Total current assets	177,691	147,489
Property, plant and equipment, net	444,075	429,842
Financing lease right-of-use assets, net	12,443	12,905
Advanced coal royalties	3,277	3,271
Other	3,830	2,832
Total Assets	$641,316	$596,339

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$49,850	$34,825
Accrued expenses	33,070	41,806
Asset retirement obligations	29	29
Current portion of long-term debt	29,684	35,639
Current portion of related party debt	30,000	40,000
Current portion of financing lease obligations	6,114	5,969
Insurance financing liability	2,415	4,577
Total current liabilities	151,162	162,845
Asset retirement obligations	29,206	28,856
Long-term debt, net	45,567	18,757
Long-term financing lease obligations, net	3,980	4,917
Senior notes, net	32,945	32,830
Deferred tax liability, net	37,791	35,637
Other long-term liabilities	3,742	3,299
Total liabilities	304,393	287,141

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	444	442
Additional paid-in capital	171,531	168,711
Retained earnings	164,948	140,045
Total stockholders' equity	336,923	309,198
Total Liabilities and Stockholders' Equity	$641,316	$596,339

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Three months ended March 31,
In thousands	2023	2022
Cash flows from operating activities
Net income	$25,257	$41,471
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	350	235
Depreciation, depletion and amortization	11,852	8,680
Amortization of debt issuance costs	149	121
Stock-based compensation	2,937	1,887
Deferred income taxes	2,154	5,015
Changes in operating assets and liabilities:
Accounts receivable	(29,925)	(3,194)
Prepaid expenses and other current assets	4,779	1,807
Inventories	(5,998)	(3,752)
Other assets and liabilities	(823)	(591)
Accounts payable	13,902	18,653
Accrued expenses	(3,272)	7,037
Net cash from operating activities	21,362	77,369

Cash flow from investing activities:
Purchases of property, plant and equipment	(23,546)	(19,742)
Maben acquisition bond recovery	1,182	—
Net cash from investing activities	(22,364)	(19,742)

Cash flows from financing activities
Proceeds from borrowings	45,000	1,337
Payments of dividends	(5,556)	(4,998)
Repayment of borrowings	(24,145)	(2,519)
Repayment of Ramaco Coal acquisition financing - related party	(10,000)	—
Repayments of financed insurance payable	(1,433)	(105)
Repayments of financing leased equipment	(1,746)	(1,635)
Shares surrendered for withholding taxes payable	(115)	—
Net cash from financing activities	2,005	(7,920)

Net change in cash and cash equivalents and restricted cash	1,003	49,707
Cash and cash equivalents and restricted cash, beginning of period	36,473	22,806
Cash and cash equivalents and restricted cash, end of period	$37,476	$72,513

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain non-operating expenses (charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(In thousands)	Q1 2023	Q4 2022	Q1 2022
Reconciliation of Net Income to Adjusted EBITDA
Net income	$25,257	$14,386	$41,471
Depreciation, depletion and amortization	11,852	11,296	8,680
Interest expense, net	2,309	1,506	1,130
Income tax expense	5,548	3,085	10,655
EBITDA	44,966	30,273	61,936
Stock-based compensation	2,937	2,031	1,887
Accretion of asset retirement obligations	350	(370)	235
Adjusted EBITDA	$48,253	$31,934	$64,058

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs and idle mine costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute to revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended March 31, 2023			Three months ended March 31, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total
Revenue	$158,959	$7,401	$166,360	$150,929	$3,953	$154,882
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(24,270)	(176)	(24,446)	(17,131)	(239)	(17,370)
Non-GAAP revenue (FOB mine)	$134,689	$7,225	$141,914	$133,798	$3,714	$137,512
Tons sold	727	29	757	573	10	583
Revenue per ton sold (FOB mine)	$185	$245	$188	$234	$354	$236

	Three months ended December 31, 2022
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total
Revenue	$129,772	$5,455	$135,227
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(12,550)	(574)	(13,124)
Non-GAAP revenue (FOB mine)	$117,222	$4,881	$122,103
Tons sold	643	32	675
Revenue per ton sold (FOB mine)	$182	$152	$181

Non-GAAP cash cost per ton

	Three months ended March 31, 2023			Three months ended March 31, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total
Cost of sales	$104,246	$6,303	$110,549	$77,863	$3,390	$81,253
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(24,347)	(134)	(24,481)	(17,134)	(239)	(17,373)
Idle mine costs	(2,559)	—	(2,559)	—	—	—
Non-GAAP cash cost of sales	$77,340	$6,169	$83,509	$60,729	$3,151	$63,880
Tons sold	727	29	757	573	10	583
Cash cost per ton sold	$105	$209	$110	$106	$300	$110

	Three months ended December 31, 2022
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total
Cost of sales	$91,014	$4,416	$95,430
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(12,551)	(574)	(13,125)
Idle mine costs	(4,437)	—	(4,437)
Non-GAAP cash cost of sales	$74,026	$3,842	$77,868
Tons sold	643	32	675
Cash cost per ton sold	$114	$119	$115

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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